UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ISS Recommends Shareholders Vote for the Entire Independent Slate’s Highly Qualified Directors, Led by CEO Eileen Drake

ISS Rejects Warren Lichtenstein’s Entire Steel Partners Slate

EL SEGUNDO, Calif., June 18, 2022 /PRNewswire/ — Eileen Drake (the CEO of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD)) (“Aerojet Rocketdyne” or the “Company”) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its independent directors) issued the following statement to the shareholders of Aerojet Rocketdyne:

Fellow Shareholders,

We are gratified that Institutional Shareholder Services Inc. (“ISS”), a leading provider of proxy research and vote recommendations to the institutional investment community, has recommended that Aerojet Rocketdyne shareholders vote the WHITE proxy card “FOR” all of the Independent Slate’s highly qualified director nominees, led by Eileen Drake, at the Special Meeting of Shareholders on June 30, 2022.

Ms. Drake added: “We greatly appreciate the support from ISS and our shareholders for the Independent Slate. We look forward to continuing to deliver tremendous value for the Company and our shareholders.”

The Independent Slate Urges All Shareholders to Support its Highly Qualified Nominees by Voting “FOR” on the WHITE Proxy Card at the Upcoming Special Meeting on June 30, 2022

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of the Company. No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

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